Exhibit 1 to

Schedule 13d of Atmospheric Plasma Holdings, LLC

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Shares of beneficial interest, par value $0.01 per share, of Atmospheric Glow Technologies, Inc., a Delaware corporation, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one or the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of July 13, 2004.

Atmospheric Plasma Holdings, LLC

By:	/S/ KIMBERLY KELLY-WINTENBERG

Title:	Chief Manager

/S/ KIMBERLY KELLY-WINTENBERG	/S/ THOMAS W. REDDOCH
Kimberly Kelly-Wintenberg	Thomas W. Reddoch

/S/ DANIEL M. SHERMAN	/S/ SUZANNE L. SOUTH
Daniel M. Sherman	Suzanne L. South